Exhibit 10.1

Alnylam Pharmaceuticals, Inc.

2016 Annual Incentive Program

Summary Description

In March 2016, the Compensation Committee of the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (“Alnylam”) approved the 2016 Annual Incentive Program (the “Bonus Plan”) to incent and reward all regular employees of Alnylam or any of its affiliates (subject to applicable local laws) (collectively, the “Company”), based upon their performance relative to pre-established 2016 corporate and individual goals and objectives, and retain company employees by establishing an important element of the Company’s total rewards package consistent with the Company’s compensation philosophy and operating strategy.

Eligibility

All regular employees, who are employed by the Company both on or before October 1, 2016 and on December 31, 2016 (collectively, “Plan Participants”), are eligible to receive an annual cash bonus (a “Bonus Award”) based upon achievement of individual and/or corporate goals and objectives for 2016. The Compensation Committee may, in its discretion, include employees who join the Company or one of its affiliates after October 1, 2016 as Plan Participants. Bonus Awards for Plan Participants who have been employed with the Company or one of its affiliates for less than one year as of December 31, 2016 may be pro-rated by the Compensation Committee, in its discretion. In addition, Bonus Awards for Plan Participants who have been on an approved leave of absence for in excess of twelve consecutive weeks during calendar 2016 may be pro-rated by the Compensation Committee, in its discretion (subject to applicable local laws).

Goals

The corporate goals for 2016 were proposed by the Company’s executive officers and approved by the Board. Bonus Awards for the Company’s executive officers will be based entirely upon achievement of the corporate goals. Individual objectives for all other Plan Participants were approved by the employees’ direct supervisor.

Awards

Under the Bonus Plan, each Plan Participant has an established target award, as set forth in the table below, representing a percentage of the Plan Participant’s annual base salary at year-end (a “Target Award”).

2016 Annual Incentive Program Target Awards
Title/Level	Target Award (% of Base Salary)
Chief Executive Officer	65%
President and Chief Operating Officer	50%
Executive Vice President	50%
Senior Vice President	40%
Vice President	30%
Senior Director	25%
Director	20%
Associate Director	15%
Senior Professionals	10%
All Other Regular Employees	7.5%

Bonus Awards under the Bonus Plan, if any, will be determined by first establishing a bonus pool (the “Bonus Pool”). The Bonus Pool will be calculated by (1) aggregating each Plan Participant’s Target Award and then (2) multiplying that sum by a modifier established by the Compensation Committee that is based on the Company’s performance as measured against the 2016 corporate goals (the “Corporate Performance Level”). The Corporate Performance Level for 2016 will range from 0% to 130%; provided, however, that the Corporate Performance Level can only exceed 100% upon the achievement of specified clinical development goals and further provided that, if the Corporate Performance Level for 2016 falls below a threshold of 50%, no Bonus Awards will be paid under the Bonus Plan.

The Bonus Pool will then be allocated among the Plan Participants based upon a consideration of each Plan Participant’s title/level and salary (as reflected by their Target Award percentage) and (i) with respect to Plan Participants who are executive officers, the Corporate Performance Level, and (ii) with respect to all other Plan Participants, their 2016 year-end performance ratings, which shall be determined by their performance against their individual objectives for 2016, overall job performance and support of the Company’s core values.

The Compensation Committee retains the discretion under the Bonus Plan to adjust upward or downward any Bonus Award and/or the Bonus Pool as it deems appropriate.

In December 2016, the Compensation Committee plans to evaluate the Company’s performance against the established corporate goals, establish the Bonus Pool, if any, available under the Bonus Plan and approve the individual Bonus Awards for each executive officer and each other employee at the level of Senior Vice President or higher. The Company’s management will evaluate the individual performance and contributions of the other Plan Participants, and determine the amount of the Bonus Awards to be granted from the Bonus Pool to such other Plan Participants. This determination is expected to be made on or before December 31, 2016 and any Bonus Awards granted to Plan Participants under the Bonus Plan are expected to be made in cash and to be paid in January 2017.

Administration; Amendment

The Bonus Plan is administered by the Compensation Committee. The Compensation Committee has full power and authority to interpret and make all decisions regarding the Bonus Plan, and its decisions and interpretations are final and binding on all Plan Participants. The Compensation Committee or the full Board may amend the Bonus Plan in any manner at any time without the consent of any Plan Participant.